INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan (as amended and restated March 1, 2011) (the “K-Plan”), is hereby further amended as follows:

1.	Effective June 26, 2013, by replacing the definition of “Spouse” in Article I of the K‑Plan with the following:

Spouse – A “Spouse” means the legally married spouse of a Participant determined in accordance with IRS and/or Department of Labor guidance applicable to the Plan. Prior to June 26, 2013, "Spouse" means only the Participant’s lawful opposite-sex spouse. From June 26, 2013 through September 15, 2013, the Plan also recognizes the marriage of a Participant to a same-sex spouse that was valid in the state where it was entered into provided the Participant is domiciled in a state that recognizes same‑sex marriages. Effective September 16, 2013, the Plan also recognizes the marriage of a Participant to a same-sex spouse that was valid in the state where it was entered into regardless of whether the Participant is domiciled in a state that recognizes same-sex marriages.

Explanation: This amendment changes the definition of spouse as legislatively required.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this amendment to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee (“Committee”) on this 30th day of December, 2014.

MDU RESOURCES GROUP, INC.
EMPLOYEE BENEFITS COMMITTEE

By:	/s/ Doran N. Schwartz
Doran N. Schwartz, Chairman